UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
__________________________

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): October 20, 2005
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GENIUS PRODUCTS, INC.
(Exact Name of Registrant as Specified in its Charter)

__________________________

Delaware	0-27915	33-0852923
(State or Other Jurisdiction of	(Commission File Number)	(I.R.S. Employer
Incorporation or Organization)		Identification No.)

740 Lomas Santa Fe, Suite 210
Solana Beach, California 92075
(Address of Principal Executive Offices) (Zip Code)

(858) 793-8840
(Registrant’s telephone number,
including area code)

(Former Name or Former Address, if Changed Since Last Report)
__________________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

(b) Departure of Directors or Principal Officers.

Michael J. Koss, a member of the Board of Directors of Genius Products, Inc.(the "Company") notified the Company that, effective the close of business on October 20, 2005, he was resigning from the Board of Directors due to the level of time commitment required for his service on the Board. There was no disagreement with the Company on any matter relating to the Company’s operations, policies or practices that led to his resignation.

(d) Election of Directors.

Effective October 25, 2005, Herbert Hardt was elected as a new member of the board of directors of Genius Products, Inc. Mr. Hardt was also appointed as a member and chairperson of the audit committee. Since January 1, 2004, there was no transaction or series of similar transactions, to which Genius Products or any of its subsidiaries was or is to be a party, in which the amount involved exceeds $60,000 and in which Mr. Hardt, or members of his immediate family, had or will have a direct or indirect material interest.

Mr. Hardt has been a principal of Monness, Crespi, Hardt & Co., Inc since 1980. From 1976 to 1979, he served as Vice President of Fidelity Management and Research (Bermuda). Mr. Hardt worked at Fidelity Management and Research in Boston, first as an analyst and then as fund manager of Essex Fund and Trend Fund From 1971-1976. Mr. Hardt received his Bachelor of Arts with a Concentration in Engineering and Applied Physics from Harvard College in 1965 and his Master of Business Administration from Harvard University in 1971. He also attended graduate school in applied mathematics at the University of Bern in Bern, Switzerland. From 1966-1969 Mr. Hardt served in the military with the 82nd Airborne Division.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GENIUS PRODUCTS, INC.

Date: October 26, 2005	By:	/s/ Trevor Drinkwater

Trevor Drinkwater Chief Executive Officer